Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2022
July 27, 2022

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2022 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on August 3, 2022. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
As you will hear in our remarks this morning, we think that today’s results are proof that our hard work is paying off, and we are seeing improvement around our business. In leasing, utilization, renewal rates, and the FLRD are all up sequentially; margins have improved; and our lease fleet continues to be optimized to meet changing demand in the markets we serve. In Rail Products, though supply chain and labor issues persist, we saw sequential improvement in both revenue and margins, and are on track to reach our goal of a mid to high single digit operating profit margin before the end of the year. In short, we are proud of our team and feel increasingly confident about what we can accomplish in 2022.

Before I get to the results, I wanted to share with our investment community that on June 28th, Trinity celebrated 50 years of being listed on the New York Stock Exchange and had the unique opportunity to ring the closing bell. I was there with my executive team, as well as some of the leaders of our Employee Resource Groups, and it was a really exciting experience.
And now turn with me to Slide 3 to talk about our key messages from today’s call.
For the second quarter, we are reporting GAAP and adjusted EPS from continuing operations of $0.14, which, on an adjusted basis, is up $0.11 sequentially and $0.06 year over year. These results reflect improving operations and Trinity’s ability to execute despite high inflation and high interest rates. We are working diligently to re-price our assets to reflect the current market dynamic. As a result, our Future Lease Rate Differential, which is calculated by attributing current lease rates to all railcar leases expiring in the next twelve months, improved to 14.7%. This is now the fourth consecutive quarter of a positive FLRD. We continue to see tightness in the North American fleet drive utilization of our fleet. We ended the quarter with fleet utilization of 97.2%, in line with pre-pandemic levels. Based on our results to date, we have confidence to raise our guidance range to between $0.90 and $1.10 adjusted earnings per share.
Turning to Slide 4, I want to spend a little bit of time talking about what we see in the market. As you are all aware, labor issues have been an impediment for the railroads, and you can see the impact of these challenges in the top left chart, which shows rail traffic down from last year, but still well above 2020 levels. Additionally, on the top right chart, you can see that after almost 2 years of reductions in the storage rate for railcars, that number ticked up slightly in June and again in July.
In regards to the service levels, several Class 1 railroads are actively seeking to curtail the number of railcars on their lines to begin normalizing their performance. While these actions may drive some railcars out of service in the very near-term, we believe improved railroad service is imperative. We are hearing from our shipper customers there are more originations available than industry data would suggest, but railroads have not been able to meet all of that demand this year. We need the North American freight rail network to normalize to support the current flow of goods presently and make rail a compelling mode of transportation in the future.
Moving to the bottom half of the slide, as I already mentioned our fleet utilization and FLRD are both up sequentially and compared to last year. Lease rate improvement and utilization improvement continue to be led by the freight car market, and this quarter we saw delivery of a higher volume of high margin freight cars. We expect this trend to continue through the year.

Railcar orders in the quarter were 4,335 and deliveries were 2,510, an increase of 42% year over year. We expect to deliver about twice as many railcars in the second half of the year as we did in the first half. One thing to note is that a larger portion of our railcars were delivered into our lease fleet this quarter, and we continue to believe giving our customers this option is one of the many strengths of our platform. Along with the sale of new railcars to meet customer demand, additionally, we took advantage of an active secondary market and bought and sold in the quarter to further optimize our fleet. Eric will talk more about this in a moment, but it is important for investors to recognize that our ability to build for lease is a significant lever at our disposal to drive optimal returns and meet the needs of the current market.
Please turn to Slide 5.
Our revenue in the quarter was $417 million, up 42% year over year. Our earnings per share for the quarter was $0.14, also an improvement year over year. On the cash side, our cash flow from continuing operations was a negative $90 million, and free cash flow was a negative $5 million. Our cash flow is being impacted by higher volumes of railcar deliveries in future periods, as well as continued supply chain challenges, both of which require higher inventory balances.
Moving to Slide 6, let’s talk about our segments, starting with leasing.
In leasing, improved utilization, renewal rates up 13.2% over expiring rates, and a renewal success rate of 82% all increased our revenue to $195 million. We also increased our leasing and management operating profit margin to just over 40% in the quarter, with lower fleet operating costs, mainly driven by lower maintenance expenses, than last quarter. It’s worth noting that our margin is negatively impacted by over 200 basis points from the accelerated depreciation related to sustainable railcar conversions. We also recorded a gain of $27 million for lease portfolio sales in the segment this quarter.
In Rail Products, we saw sequential and year over year improvement in both revenue and margins. Our revenue for the quarter improved on higher deliveries, as well as more HM-251 modifications. As input costs remained elevated, we also booked more revenue from escalation provisions in our contracts. While our escalation provisions protect margin dollars, escalation will pull down margin percentages as the revenue and costs both go up by the same amount. However, our cash on cash returns remain unchanged.
On the margin side, we saw great improvement, with a segment operating profit margin of 3.2%, up from breakeven last quarter. This margin gain represents improved performance in the business, as we are beginning to deliver higher priced orders and realizing efficiencies in our manufacturing process. We have stated we expect to end the year with an operating profit margin in mid to high single digits, and we are proud to show the progress we are making especially since we were delivering on some fixed priced deliveries in the quarter that negatively impacted the margin. As we deliver almost double the first half production in the second half of the year, we expect to see continued improvement in the margins.
Please turn to Slide 7 where we review some of the initiatives we are pursuing around our business to enhance ROE.
In the quarter, we closed two ABS transactions, including TRL-2022 in April and Tribute Rail in May. Both are secured with existing railcar assets.
Now turn with me to Slide 8 to talk about our digital product portfolio and an exciting acquisition we made in the second quarter. We regularly talk about Trinsight, our next gen digital platform that monitors sensor-equipped cars and their freight in real time. It uses data and analytics to provide insights into the health, performance, and status of the fleet.
This quarter, we acquired the Quasar Platform to enhance our offering with yard management capabilities and access to new customers. The product monitors each railcar, noting when it arrives, is inspected, cleaned, repaired, loaded, and departed. Trinsight and Quasar will work in tandem to give Trinity and our shipper customers more visibility and predictability of supply chains.
These services will be further benefited by the RailPulse initiative. As a refresher, the coalition is made up of forward-thinking railcar owners who are working together to enhance rail’s safety, efficiency, and sustainability advantages for shippers through the adoption of GPS and other telematics technology. We were proud to be a founding member of this coalition, and were also excited to welcome to the group this quarter Union Pacific, the second Class I railroad to participate. The collective coalition now comprises approximately 30% of North American railcars.
To put it all together, we see a future where digital logistics platforms, like Trinsight and Quasar, RailPulse's standardized infrastructure, and emerging sensor and GPS technologies work together to deliver rail shippers a clear view of their supply chains enabling them to make better, faster decisions in this changing global economy. We are believers in the railroads as an important part of the North American supply chain, and we believe these developments will help drive modal share and improve visibility, safety, and efficiency of the rail network.

While the financial impact of our digital product portfolio is still small, we are on target with our internal goals and expect continued growth as our industry and our customers recognize the benefits of a digitized rail network.
Before I hand the call to Eric, I want to again reinforce my enthusiasm about the second half of 2022. As we have said on the last two calls, our backlog gives us visibility into future revenue, and the work we did at the bottom of the cycle to improve our business will allow us to realize higher margins as our revenue grows. We believe in the strength of our platform, and we think our business, though not immune, is better able to weather the impacts of high inflation and interest rates than most. I look forward to talking with you in October about our continued growth. And now I’ll turn the call to Eric to go through some of our financial results. Eric?
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
I’ll start my comments on Slide 9. As Jean mentioned, our GAAP and adjusted earnings per share from continued operations were $0.14 per share. We had better operating performance in each of our segments, and we benefited in the quarter from $144 million in lease portfolio sales with a gain of $27 million. Lease portfolio sales are a normal part of our business, and we remain active in the secondary market as both buyers and sellers.
I think this quarter provides a good example of the power of our platform. We originated new railcar leases, we made investments in our sustainable conversion program, we purchased railcars in the secondary market, and sold railcars into our RIV program as well as in the secondary market. We are able to respond to market demands and create value through our lease portfolio while improving our return profile.
This quarter, 41% of our deliveries went into our lease fleet, and this shift in deliveries toward lease fleet additions is largely the result of more deliveries to industrial shippers who typically make the decision to lease railcars. This dynamic works very well for Trinity, both because of our competitive advantage as a manufacturer and lessor, but also because of our ability to raise lease rates as the railcar fleet tightens and improve yields, even as asset costs rise. Furthermore, this allows us to meet demand as these railcars leased to industrial shippers are attractive investments for our fleet and that of our RIV partners.

As we maintain our goal of disciplined lease fleet growth, we are also selling railcars out of our lease fleet to continue to optimize the size and composition of our investment. These sales create better economics because we realize pricing favorable to railcars without leases. I continue to believe that being active in the secondary market makes us a more informed fleet owner and manager driving better performance.
Our cash flow in the quarter is lower than usual as we increase our production rate, which is the largest use of cash. Also, the impacts of supply chain disruptions have continued to impact our business. We are experiencing shipping delays, which has impacted our inventory management. We have recently experienced temporary shortages of materials used to manufacture or repair certain railcar types, as well as disruptions in the transportation networks used to deliver our products, which have impacted our ability to deliver these railcars to our customers in a timely fashion. You can see this in the high inventory levels on our balance sheet. We are continuing to work through these challenges and expect cash flow to turn positive and be more in line with historical performance as the year progresses.
I also want to note that we completed our Accelerated Share Repurchase program during the second quarter, which allowed us to resume regular share buybacks. We purchased approximately $25 million of shares in the second quarter after settling the $25 million remaining on the ASR, for a total return of capital of $50 million in shares, bringing our diluted weighted average share count down to 84.4 million shares, which represents a 19.7% reduction in share count in the last twelve months. Combined with our regular quarterly dividend payment, we have returned $90 million to shareholders year to date.
Continuing on Slide 10, with the working capital ramp-up, our liquidity was approximately $420 million at the end of the quarter, including cash, revolver availability, and warehouse availability. I also wanted to call attention to the increase in restricted cash on our balance sheet, which is not included in our liquidity. We completed railcar sales at the end of the quarter, and those railcars largely were securitized, meaning the cash received from those sales is restricted until the assets are replaced.
Our loan-to-value is currently 67.3% for the wholly-owned lease portfolio, and is slightly elevated due to the timing of the securitized railcar sales and utilization of the revolver for working capital.
Now turn with me to Slide 11 for some additional updates on our guidance. We are projecting industry railcar deliveries of 40 to 50 thousand railcars in 2022, which does not include sustainable railcar conversions. We think high scrap rates over the last few years and an aging fleet support this number.

Our inquiry and order rate remains strong and supportive of this number as well. As we mentioned on our last call, our rate of production is increasing significantly from where we started the year, and as Jean stated, we expect to deliver about twice as many railcars in the back half of the year as we did in the first half.
With more visibility into our full year plan, we are decreasing our net fleet investment to a range of $425 million to $475 million. Our net fleet investment includes additions to the lease fleet whether through new production, modifications, and conversions, or secondary market purchases; offset by railcar sales from our fleet. Year to date, our net fleet investment is $199 million. While we are increasing our pace of production, we also anticipate a large railcar sale to an RIV partner in the second half of the year to partially offset the fleet additions.
And, as Jean mentioned, we are raising our adjusted EPS guidance. Our full year guidance is now $0.90 to $1.10, up $0.05 from our previous guidance. This implies a significant increase in the second half of the year with earnings at more than four times the level of the first half of the year at the low end of our guidance range. This reflects our confidence in the strength of our backlog and the positive trends we are seeing in our business.
If you turn to Slide 12, I’ll reinforce Jean’s message from the top of the call, and you’ll see why we feel good about the coming quarters. We see improved performance across our business despite an uncertain economic future and high inflation. We are beginning to deliver railcars ordered in a strong pricing environment with escalation provisions in place, and we are delivering more of them as the year progresses. The North American fleet continues to tighten, allowing us to raise lease rates. The secondary market remains active, giving us options as buyers and sellers to optimize our fleet and that of our RIV partners. We expect railcar loadings to improve and to see the North American supply chain benefit from a more efficient rail network. We have a backlog of $2.2 billion, a 2022 order book that is virtually full, and now have had four quarters of a rising FLRD. There’s a lot to be excited about, and we look forward to sharing our progress with you.
And now, operator, we are ready for our first question.
(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you everyone for joining us this morning.

As you can tell, we are very pleased with the progress we continue to make towards our goals to optimize returns in our business.

Additionally, from our perspective, we see the current supply / demand dynamics for railcars to remain strong despite what has been a more volatile year for headlines and financial markets.
With that, we hope you have a great day, and thank you again.